Exhibit 99.1
NEWS RELEASE

CONTACTS
Media Mike McGrew: 773-251-4934 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Plans Commercial Paper Program

VICTOR, N.Y., Sept. 25, 2017 – Constellation Brands, Inc. (NYSE: STZ and STZ.B) announced today that it plans to launch a commercial paper program pursuant to which it will offer and sell unsecured, unsubordinated notes, on a private placement basis, in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The notes will not be redeemable prior to maturity or subject to voluntary prepayment. The proceeds of the notes will be used for general corporate purposes.
The notes to be offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the company’s notes under the commercial paper program.
About Constellation Brands
Constellation Brands is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the third-largest producer and marketer of beer for the U.S. market and the world’s leading premium wine company with a leading market position in the U.S. Constellation’s wine portfolio is complemented by select premium spirits brands. Constellation’s brand portfolio includes Corona Extra, Corona Light, Modelo Especial, Modelo Negra, Pacifico, Ballast Point, Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino, The Prisoner, SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. Detailed information regarding risk factors with respect to the company and the offering are included in the company’s filings with the SEC.